Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 dated March 1, 2006 pertaining to the Hanson Building Materials America Retirement Savings and Investment Plan and The 401 (k) Retirement Plan of Hanson Building Materials America of our report dated June 23, 2005, with respect to the financial statements of the Hanson Building Materials America Retirement Savings and Investment Plan included in the Plan’s Annual Report (Form 11-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 28, 2006